Exhibit 10.12

Term Sheet – Peter deSilva (“Executive”)
Certain capitalized terms used in this Term Sheet have the meanings set forth in Schedule A.

Position:	President, Retail Distribution

Areas of Responsibility:	Retail Sales/branch network, Investor Services, Guidance, Designated Brokerage and Fixed Income Sales, Product, e-Commerce, Retail Strategy and Operations

Effective Date:	Upon TD Ameritrade/Scottrade deal close

Reporting to:	Tim Hockey, President and CEO

Compensation Target

Base Salary	$650,000
Target Bonus *	$2,000,000
Target Bonus Cash Component	$1,000,000	(50)%
Target Bonus Equity (PSU) Component	$1,000,000	(50)%

Total Annual Compensation Target	$2,650,000

*For FY2017 bonus incentive pro-rated for actual time worked during the Fiscal Year (approximately 3/52)

One Time Equity Award:	$1,000,000 Restricted Stock Units consisting of two awards:

•	$500K 3 year cliff vesting

•	$500K 5 year cliff vesting

Share Ownership Requirement:	5 (five) times base salary

Perquisites/Club Memberships:	N/A

Vacation:	200 hours of Paid Time Off annually to accrue in accordance with TD Ameritrade PTO Accrual Schedule.

Retirement Programs:	401(k) – Employer match plus annual profit sharing

Health and Welfare Plans:	TD Ameritrade Benefits Plan Coverage.

Boards:	Board membership(s) for not-for-profit organizations permissible

Termination:
In the event of Executive’s termination (i) by the Company without Cause; or (ii) by Executive for Good Reason; and in both cases other than for death or disability, Executive will be entitled to severance benefits as follows, subject to execution of Separation and Release of Claims Agreement as provided by the Company:

•	Continued payment of Base Salary for twelve (12) months

•	Cash bonus payment equal to $1,000,000 [twelve (12) months] Target Bonus Cash Component

•	COBRA coverage for eighteen (18) months; employer portion of premiums paid by TDA for first six (6) months

•
Pro-rata vesting of awarded but unvested equity in the event of (i) or (ii) above, or continued vesting in the event of that the qualifying termination is within 12 months after a Change in Control, of all prior equity grants subject to the terms of the applicable participation agreements (including any requirement to satisfy applicable performance goals) and as outlined in the TD Ameritrade 1996 LTIP Plan.

All payments and benefits are intended to be exempt from, or comply with, Code section 409A and this term sheet will be interpreted accordingly. If the Company reasonably determines that Code Section 409A will result in the imposition of additional tax to an earlier payment of any severance or other benefits otherwise due to Executive on or within the 6 month period following Executive’s termination, the severance benefits will accrue during such 6 month period and will become payable in a lump sum payment on the date 6 months and 1 day following the date of Executive’s termination. All subsequent payments, if any, will be payable as provided above. Any severance payments will be subject to applicable withholdings. In no event will the Company pay or reimburse Executive for any taxes or other costs owed by the Executive on account of the payments and benefits from this term sheet.

Other Agreements:	All terms of the Associate Agreement dated September 7, 2017 by and between Executive and TD Ameritrade are hereby incorporated by reference.

Continuing Obligations:	Executive to remain bound by obligations of Non-Competition and Non-Solicitation for the 24-month period following termination of employment for any reason, except as expressly provided.

Nothing herein is intended to alter the “at-will” nature of Executive’s employment. However, as described in this Term Sheet, Executive may be entitled to severance benefits depending on the circumstances of Executive’s termination of employment.

AGREED AND ACCEPTED:

Peter J. deSilva	Tim Hockey
/s/ PETER J. DESILVA	/s/ TIM HOCKEY
Date	Date
September 18, 2017	September 18, 2017

Schedule A

CERTAIN DEFINITIONS AND OTHER ADDITIONAL TERMS

As used in this Term Sheet, and unless the context requires a different meaning, the following terms, when capitalized, have the meaning indicated:

“Base Salary” means Executive’s annual rate of base salary during the Term.

“Cause” means (i) the failure by Executive to substantially perform his duties, other than due to illness, injury or disability, which failure continues for ten days following receipt of notice from the Company specifying such failure; (ii) the willful engaging by the Executive in conduct which is materially injurious to the Company, monetarily or otherwise; (iii) misconduct to the extent that in the reasonable judgment of the Company, Executive’s credibility or reputation no longer conforms to the standard appropriate for the Company’s executives; or (iv) Executive’s breach of any restrictive covenants to which he is subject.

“Change in Control” has the same meaning as under the Company’s Long-Term Incentive Plan(“LTIP”), which is the Company’s stockholder-approved equity compensation plan.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder.

“Company” means TD Ameritrade Holding Corp.

Forfeiture Events. The Administrator may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, fraud, breach of a fiduciary duty, restatement of financial statements as a result of fraud or willful errors or omissions, termination of employment for cause, violation of material Company and/or Subsidiary policies, breach of non-competition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company and/or its Subsidiaries. (Capitalized terms have the same meaning as under the LTIP.)

“Good Reason”. Executive may terminate his employ for Good Reason by providing 90 days prior written notice to the Company. Good Reason means (i) Executive is no longer a member of the SOC, the SOC continues to exist in its then current form or through a replacement committee and Executive is not offered a position in any replacement committee of an equal level of responsibility; provided that, in either event at the Company’s discretion, the Executive remains employed for a minimum of three months from the date of notice of termination for Good Reason and assists in an orderly transition of duties, (ii) a material reduction in Executive’s Base Salary or Target Bonus (provided that it will not be Good Reason if Executive’s Base Salary and/or Target Bonus are reduced by a total of no more than 15% so long as similar reductions also apply to substantially all other members of the SOC or replacement committee); or (iii) the failure of the Company within ten (10) days following notice from Executive to provide or cause the provision of any of the compensation or benefits provided to Executive in the Offer Letter dated September 7, 2017 attached hereto.

“No Solicitation; No Competition”. During your employment and for a period of twenty-four (24) months after the termination of employment, for any reason whether voluntarily or involuntarily, Executive will not, directly or indirectly, whether as an associate, agent, employee, broker, consultant, independent contractor, owner, partner or otherwise, (i) solicit for yourself or others, or advise or recommend to any other person that that person solicit, divert, accept, or conduct securities sales transactions from or on behalf of, any customer of the Company, for the purpose of obtaining the business of that customer in competition with the Company; or (ii) employ, solicit for employment, or advise or recommend to any other person that that person solicit for employment or employ in competition with the Company, any person employed by the Company in a Competitive Business. For purposes of this Paragraph “in competition with the Company” means working for yourself, another entity, or a customer of the Company, whether as an associate, agent, employee, broker, consultant, independent contractor, owner, partner or otherwise, in a Competitive Business.

During your employment and for a period of twenty-four (24) months following the termination of employment for any reason, Executive will not, directly or indirectly, have any ownership interest in or participate in the management or operation of any entity that, as of the termination date, is engaged in any activities or which offers products or services which are or may be deemed competitive with those products or services offered by the Company (a “Competitive Business”), unless otherwise expressly approved in writing by the Company. The term “Competitive Business” is further defined as a business within any state in the United States and Asia where the Company conducts business (as an owner, partner, stockholder, holder of any other equity interest, or financially as an investor or lender, or in any capacity calling for the rendition of personal services or acts of management, operation or control) providing brokerage, advisory, custodial and wealth management services to the public, including but not limited to, services, products and technology to support retail (long term investor or active trader) or institutional trading and investing platforms, and Registered Investment Advisor custodial business products and services, and also include any such other business formally proposed to be offered to the public by the Company during the twelve (12) month period immediately prior to the termination date. Notwithstanding the foregoing definition, the parties agree that employment by or investment in a banking institution does not constitute a violation of the provisions hereof as long as Executive does not have any direct supervisory or other responsibility in connection with any business of the banking institution which falls with the definition of Competitive Business set forth above and the Competitive Business aspect of the banking institution is diminimis as compared to its core business in terms of revenue and/or resources. Furthermore, this paragraph shall not be construed to prohibit Executive from owning less than three percent (3%) of the securities of a corporation which is publicly traded on a securities exchange or over-the-counter. In the event that any of the provisions of this section should ever be deemed to exceed the scope and duration limitations permitted by applicable laws, then such provisions will and are hereby reformed to the maximum limitations permitted by applicable law. Notwithstanding anything to the contrary contained in this paragraph, the twenty-four (24) month non-compete restriction period set forth in this paragraph will be reduced to twelve (12) months in the event that Executive voluntarily chooses to terminate his employment for reasons that do not entitle him to any severance, or other payments or continuing benefits from the Company which have not vested as of the date of voluntary termination. For purposes of clarity, the non-solicit provision above will not change.

“Non-Disclosure of Confidential Information”, “Rights to Work Product” shall have the meanings set forth in the Associate agreement.

In the event that any provisions of this Schedule should ever be deemed to exceed the time, geographic or occupational limitations permitted by applicable laws, then such provisions will and are hereby reformed to the maximum time, geographic or occupational limitations permitted by applicable law.

4